EXHIBIT 5

ROBERT BRANTL, ESQ.
52 Mulligan Lane
Irvington, NY 10533
914-693-3026

January 16, 2007

Medical Technology and Innovations, Inc.
1800 Fruitville Pike, Suite 200
Lancaster, PA 17601

Ladies and Gentlemen:

With reference to the Registration Statement on Form S-8 which Medical Technology and Innovations, Inc. proposes to file with the Securities and Exchange Commission registering 2,300,000 common shares which may be offered and sold by Medical Technology and Innovations, Inc. under the 2007 Equity Incentive Option Plan (the “Shares”), I am of the opinion that all proper corporate proceedings have been taken so that the Shares, upon sale and payment therefor in accordance with the Plan, will be legally issued, fully paid, and nonassessable.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the Registration Statement referred to above.

Yours,

/s/ Robert Brantl
  Robert Brantl

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